Exhibit 99.1

Fidelity D & D Bancorp, Inc. to Acquire Norwood Financial Corp’s West Scranton Branch Office

Joint Company Release – September 30, 2016

DUNMORE AND HONESDALE, PENNSYLVANIA -- (GLOBE NEWSWIRE) – September 30, 2016 – Fidelity D & D Bancorp, Inc. (OTC US: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank (“Fidelity Bank”), and Norwood Financial Corp. (NASDAQ GM:  NWFL) and its banking subsidiary Wayne Bank announced today the execution of an agreement whereby Fidelity Bank will acquire all of the deposits and certain loans of Wayne Bank’s West Scranton branch office. Terms of the transaction were not disclosed.

Fidelity Bank will purchase all of the deposit liabilities associated with the branch, certain loans, and the branch real estate, with the intention of consolidating the acquired deposits and loans into its current West Scranton branch office.  Current Wayne Bank employees in the West Scranton office will become employees of Fidelity Deposit and Discount Bank upon the closing of the sale.

In announcing the transaction, Daniel Santaniello, President and CEO of Fidelity D & D Bancorp, Inc., stated “we look forward to welcoming Wayne Bank’s West Scranton customers to Fidelity Bank. This transaction will enhance our presence in a market we committed to several years ago. The transition from one customer-focused community bank to another, and to a nearby location, will provide for a seamless customer experience.”

Lewis Critelli, President and CEO of Norwood, stated “our West Scranton branch came to us by way of a prior acquisition. Through this transaction with Fidelity Bank, our customers will continue to receive superior community bank service, with familiar faces.”

The transaction is expected to close during the fourth quarter of 2016, subject to regulatory review and approval. Customers of the acquired branch will receive information regarding the transfer of their accounts in the next few months. In the interim, accounts will continue to function as they have with Wayne Bank.

Bybel Rutledge LLP served as Fidelity Bank’s legal counsel for this transaction.  Jones Walker LLP, Washington, DC served as Norwood’s legal counsel for this transaction.  The Kafafian Group, Inc. served as the financial advisor for Fidelity Bank for this transaction.

About Fidelity D & D Bancorp, Inc.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 10 community banking office locations providing personal and business banking products and services, including wealth

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management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services. The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  Fidelity Bank has been named “Best Bank” by the readers of the Scranton Times 3 years in a row,  has been named a top 200 Community Bank in the country by American Banker, and has received a five-star rating by the independent bank watchdog Bauer Financial.

About Norwood Financial Corp.

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fifteen offices in Northeastern Pennsylvania and twelve offices in Delaware and Sullivan Counties, New York.  The New York offices represent locations that were assumed through the acquisition of Delaware Bancshares, Inc. and its wholly-owned subsidiary, NBDC Bank, which closed on July 31, 2016.  As of June 30, 2016, Norwood had total assets of $767.8 million, loans outstanding of $581.2 million, total deposits of $584.3 million and total capital of $104.6 million, while Delaware had total assets of $378.3 million, loans outstanding of $112.4 million, total deposits of $327.5 million and shareholders’ equity of $24.1 million.  Norwood’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  With respect to Fidelity D & D Bancorp, Inc., a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting Fidelity D & D Bancorp, Inc.’s operations, pricing, products and services and other factors that may be described in Fidelity D & D Bancorp, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”) from time to time.  In addition to these risks, branch acquisitions present risks other than those presented by the nature of the business acquired. Branch acquisitions may be substantially more expensive to complete than originally anticipated, and the anticipated benefits may be significantly harder—or take longer—to achieve than expected. As regulated financial institutions, our pursuit of attractive branch acquisition opportunities could be negatively impacted by regulatory delays or other regulatory issues. Regulatory and/or legal issues related to branch acquisition may cause reputational harm to Fidelity D & D Bancorp, Inc. following the acquisition, and integration of the acquired business with ours may result in additional future costs arising as a result of those issues.

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With respect to Norwood, those risks and uncertainties include difficulties associated with the integration of its recent acquisition, NBDC Bank, into Wayne Bank, changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions,  the effectiveness of governmental responses thereto and such other factors as may be described in Norwood’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as may be filed by Norwood with the SEC.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contacts:

Daniel J. Santaniello

President and Chief Executive Officer

Fidelity D & D Bancorp, Inc.

101 North Blakely Street

Dunmore, PA 18512

(570) 504-8035

Lewis J. Critelli

President and Chief Executive Officer

Norwood Financial Corp.

717 Main Street

Honesdale, PA 18431

(570) 253-8512

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